Exhibit 99.1

HERSHA HOSPITALITY TRUST

510 Walnut Street, 9th Floor
Philadelphia, PA 19016
Phone: 215-238-1046
Fax: 215-238-0157
www.hersha.com

For Immediate Release
Contact:	Chris Daly or Jerry Daly (media)	Ashish Parikh, CFO (investors)
	Ph: (703) 435-6293	Ph: (215) 238-1046

Hersha Hospitality Trust Closes on Six Hotels in First Tranche
of Properties in Joint Venture with Waterford Hospitality Group

Remaining Three Hotels will Close in Two Additional Tranches

PHILADELPHIA--(BUSINESS WIRE)--Aug. 11, 2005--Hersha Hospitality Trust (AMEX: HT - News), a real estate investment trust (REIT) and owner of nationally franchised, upscale and mid-scale hotels, today announced that it has acquired an interest in six stabilized hotels with 773 rooms in Connecticut and Rhode Island in a previously announced joint venture with Waterford Hospitality Group, LLC.

The newly formed joint venture, Mystic Partners, LLC, is under contract to acquire three additional hotels from Waterford, which are expected to close in two additional tranches in the 2005 third and fourth quarters, subject to certain conditions to closing, including debt financing, assignment of franchise agreements and other customary closing conditions. Total aggregate value of the nine hotels is approximately $250 million. The portfolio, which has an average age of four years, is expected to be accretive to Hersha's 2005 earnings. Waterford will retain a 33.3 percent equity interest in the portfolio and continue to manage the hotels.

HT acquired a 66.7 percent preferred equity interest in the six hotels. It will acquire the same preferred equity interest in the Mystic Residence Inn, and a 50 percent preferred equity interest in the portfolio's two newly developed properties, the Marriott Hartford Downtown and the Hilton Hartford. The joint venture plans to place approximately $160 million of debt on the individual hotels before the end of the year.

"These hotels match up perfectly with our strategy of owning premium-branded hotels in the Northeast/Mid-Atlantic corridor," said Hasu P. Shah, chairman and CEO of Hersha Hospitality Trust. "We believe the barriers to new competition are extraordinarily high in these markets, and we expect to achieve economies of scale due to their close proximity. We believe there is upside potential for these properties, especially the two newly developed hotels we expect the joint venture to acquire later this year."

"We believe that our two organizations have the opportunity to leverage our synergies," said Len Wolman, chairman and CEO of the Waterford. "Our combined years in the industry and our entrepreneurial backgrounds made for a logical fit for the Mystic Partners joint venture."

"With the consummation of the acquisition of the remaining three hotels later in the year, we will have expanded our portfolio by 87 percent this year," said Jay H. Shah, Hersha president and COO of Hersha Hospitality Trust. "Over the short-term, we will focus on integrating these hotels into our portfolio. However, we intend to continue to expand our portfolio. Our goal is to expand the Waterford joint venture by actively pursuing new opportunities in the region with them. They are a proven developer/operator and have in-depth expertise in these markets."

The six hotels acquired in tranche one include:

Hotel Name	Location	Number of Rooms

Mystic Marriott Hotel & Spa	Groton, CT	285

Danbury Residence Inn	Danbury, CT	78

Southington Residence Inn	Southington, CT	94

Norwich Courtyard by Marriott and
Rosemont Suites	Norwich, CT	144

Warwick Courtyard by Marriott	Warwick, RI	92

Waterford SpringHill Suites	Waterford, CT	80

Two hotels are expected to close later in tranche two in the third quarter:

Hilton Hartford	Hartford, CT	392

Mystic Residence Inn	Mystic, CT	133

A final hotel is under contract to be acquired after its expected opening late in the fourth quarter:

Marriott Hartford Downtown	Hartford, CT	409

Waterford Hospitality Group is a closely held real estate development and hotel operating company based in Waterford, Connecticut. Waterford owns or manages 29 hotels throughout the United States. Waterford is an active builder, developer, manager and owner in hotel real estate, residential and retail projects, and gaming.

Hersha Hospitality Trust is a self-advised real estate investment trust that owns mid-scale and upscale hotels in the eastern United States with strong, national franchise affiliations. The company focuses on acquisition and joint venture opportunities of high quality assets in high barrier to entry markets. For more information, please visit the Company's website at www.hersha.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement.